Exhibit 10.2

October 19, 2020

Re:	Board Member Agreement

Dear Ginger,

GI Dynamics, Inc. (the “Company”) is pleased to invite you to serve as a member of the Company’s board of directors (the “Board”). If you accept this invitation, your membership on the Board will commence upon your formal election to the Board, which the Company expects to occur as soon as practicable following your acceptance. The initial board vote and approval will be followed by the traditional vote of all shareholders at the next Annual General Meeting or an interim meeting should one be scheduled.

You are being invited to join the Board because of your reputation and experience in areas that relate to the Company’s business and strategy. The Company expects that, as a member of the Board, you will contribute to the success of the Company by participating in meetings of the Board and providing the Company with advice and guidance consistent with your role as a member of the Board. Board meetings are generally expected to occur up to 4-5 times a year on a primarily quarterly basis. Board meetings alternate between in-person and telephonic. Committee meetings largely occur on a telephonic basis.

The Company will reimburse you for the reasonable out-of-pocket expenses incurred in attending meetings of the Board and of any committee on which you may serve upon submission by you of reasonable supporting documentation.

Following your appointment by the Board as a Director of the Company and approval by the Board, you will be issued an option to purchase a number of shares of the Company’s common stock equal to 0.5% of such common stock that issued and outstanding as of the date hereof. These option shares shall vest over a 4 year period, with 25% vesting on the first anniversary of the date of grant and the remaining option shares vesting in equal monthly installments in the 36 months thereafter (subject to your continued service to the Company as a Director). All options shall be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date of grant of the option (as determined by the Board in accordance with Section 409A of the Internal Revenue Code of 1986, as amended). The options that you receive hereunder shall be subject to the terms of a non-qualified stock option agreement to be executed by you and the Company. In the event that the Company is subject to a change in control, the option shares shall immediately vest and shall be fully exercisable.

GI Dynamics, Inc.	Board of Directors Offer Letter: Ginger Glaser	1

The Company has adopted provisions in its Certificate of Incorporation and Bylaws to indemnify directors. You and the Company will also enter into an Indemnification Agreement in customary form which will set forth the terms and conditions of the Company’s obligations to indemnify you. For the avoidance of doubt, for the duration of your service as a director of the Company, and thereafter for so long as you shall be subject to any pending or possible liability or expense for which indemnification may be provided in accordance with the Company’s customary indemnification agreement to be entered into between you and the Company, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance.

As a member of the Board, you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information provided to you by the Company or other members of the Board. You acknowledge that the Company and the Board reserves the right to withhold any information and to exclude you from any portion of a Board meeting if such information or attendance could reasonably be expected to result in a conflict of interest with your duties to a third party or adversely affect the attorney-client privilege between the Company and its counsel.

Nothing in this invitation or the stock option or indemnification agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this invitation by signing and dating this letter in the space provided below and returning it to me.

If you would like to set up a call so I can answer any questions you might have, I am available in the coming days at your convenience. If you would like to speak live, please call me at (415) 264-5096 or e-mail me at lerdalmark@gmail.com.

GI Dynamics, Inc.	Board of Directors Offer Letter: Ginger Glaser	2

We look forward to working with you.

Very truly yours,

/s/ Mark Lerdal
Mark Lerdal
Director of GI Dynamics, Inc.

Agreed to and Accepted:

/s/Ginger Glaser
Ginger Glaser

Dated: 10/20/2020

GI Dynamics, Inc.	Board of Directors Offer Letter: Ginger Glaser	3